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                                                                   Exhibit 10.11

                         EXECUTIVE EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (the "Agreement") dated as of March 7, 2002, between Travelers Property Casualty Corp., a Connecticut corporation (the "Company"), and Robert I. Lipp (the "Executive") shall be effective upon the initial public offering ("IPO") of the common stock of the Company (the "Effective Date").

                               W I T N E S S E T H

         WHEREAS, the Company desires to employ the Executive as Chairman and Chief Executive Officer of the Company;

         WHEREAS, the Company and the Executive desire to enter into the Agreement as to the terms of his employment by the Company;

         NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. POSITION/DUTIES.

         (a) During the Employment Term (as defined in Section 2 below), the Executive shall serve as the Chairman and Chief Executive Officer of the Company. In this capacity the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Board of Directors of the Company (the "Board") shall designate that are consistent with the Executive's position as Chairman and Chief Executive Officer of the Company.

         (b) During the Employment Term, the Executive shall devote substantially all of his business time (excluding periods of vacation and other approved leaves of absence) in the performance of his duties with the Company, provided the foregoing will not prevent the Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs or serving on the board of directors or advisory boards of other companies; provided, however, that the Executive shall not serve as a director on more than three boards of directors or advisory boards of other for profit companies or with regard to any competitive company without the prior written approval of the Board, and (ii) managing his and his family's personal investments so long as such activities in the aggregate do not materially interfere with his duties hereunder.

         (c) The Board shall take such action as may be necessary to appoint or elect the Executive as a member of the Board as of the Effective Date. Thereafter, during the Employment Term, the Board shall nominate the Executive for re-election as a member of the Board at the expiration of his then current term.
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         2. EMPLOYMENT TERM. The Executive's term of employment under this
Agreement shall be for a term commencing on the Effective Date and ending on the fifth anniversary of the Effective Date (the "Employment Term"), subject to earlier termination as provided in Section 7, below. Without limiting the foregoing, in the event that Citigroup does not distribute its remaining interest in the Company (the "Distribution") by June 1, 2003, either the Company or the Executive may elect to terminate the Employment Term on or prior to December 31, 2003 by written notice to the other.

         3. BASE SALARY. The Company agrees to pay the Executive a base salary (the "Base Salary") at an annual rate of not less than $600,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive's Base Salary shall be subject to annual review by the Board (or a committee thereof) and may be increased, but not decreased, from time to time by the Board. Furthermore, upon the Distribution, the Board shall review the Executive's salary for increases such that it is commensurate with the base salaries of persons in similar capacities in similarly sized public companies. No increase to Base Salary shall be used to offset or otherwise reduce any obligations of the Company to the Executive hereunder or otherwise. The base salary as determined herein from time to time shall constitute "Base Salary" for purposes of this Agreement.

         4. BONUS. During the Employment Term, the Executive shall be eligible to participate in the Company's bonus and other incentive compensation plans and programs for the Company's senior executives at a level commensurate with his position. The Executive shall have the opportunity to earn an annual bonus measured against objective financial criteria to be determined by the Board (or a committee thereof) in accordance with the Company's bonus and other incentive compensation plans and programs under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

         5. STOCK OPTIONS.

         (a) INITIAL OPTION GRANT. The Board or the committee of the Board (the "Committee") appointed to administer the Company's stock incentive plan (the "Stock Incentive Plan") shall award the Executive, immediately prior to the initial sales offer with regard to the IPO, an option under the Stock Incentive Plan (the "Option") to purchase shares of the Company's common stock (the "Common Stock") equal to $80,000,000 divided by the exercise price. The exercise price shall be the price at which shares of Common Stock are initially offered to purchasers in the IPO. Subject to accelerated vesting as set forth in this Agreement, the Option shall vest (i) as to one-fifth of the shares of Common Stock subject to the Option on the earlier of (x) the date which is 18 months after the date of the grant or (y) the later of the Distribution or the first anniversary of the Effective Date and (ii) as to one-fifth of the shares of Common Stock subject to the Option on the second anniversary of the Effective Date and each anniversary thereafter (with the last tranche vesting on the day prior to the fifth anniversary of the Effective Date), conditioned upon Executive's continued employment with the Company as of each vesting date. The Option shall be for a term of 10 years and in the event of any termination of employment shall remain exercisable thereafter for two years after such


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termination, but in no event beyond the stated 10-year term. Notwithstanding any provision to the contrary in this Agreement or in any equity compensation, benefit or other plan or prospectus, there will be no accelerated vesting of the Option upon retirement, resignation or any other event, prior to the Distribution except as provided in (b) below. Following the Distribution, there will be no accelerated vesting of the Option upon the Executive's retirement prior to the third anniversary of the IPO, unless the Option is accelerated as provided in (b) below. Except as provided in this paragraph, the Option shall vest upon the Executive's "retirement" as such term is defined in the Stock Incentive Plan or individual grants thereunder. Vested shares of the Option shall remain exercisable for at least two years after such retirement, but in no event beyond the stated 10-year term. The agreement evidencing the Option shall reflect the provisions of this Section 5(a), including, without limitation, the vesting schedule set forth herein.

         (b) ACCELERATION EVENTS The Option will be fully vested and immediately exercisable in the event that there is no Distribution by June 1, 2003 and, between such date and December 31, 2003, the Executive's employment is terminated by the Company without Cause or the Executive resigns for any reason. In addition, the Option shall be fully vested and immediately exercisable in the event that (x) the Executive's employment is terminated by the Company without Cause or the Executive voluntarily terminates his employment for Good Reason,
(y) the Executive dies or becomes Disabled or a Change in Control (as defined in the Stock Incentive Plan) occurs or (z) the Employment Term expires on the fifth anniversary of the Effective Date. Upon the foregoing events the Option shall remain exercisable for at least two years but in no event beyond the ten-year term.

         (c) DISCRETIONARY GRANTS. In addition to the Option, at the sole discretion of the Committee, the Executive shall be eligible for additional annual grants of stock options and other equity awards.

         (d) TRANSFERABILITY. The Option may be transferred, in whole or in part, to a Family Member (as defined under the Securities Act of 1933, as amended or Securities Act Form S-8). A Family Member who is a transferee of the Option shall not be eligible to receive a reload stock option upon the exercise of the Option.

         (e) REGISTRATION. At all times during and after the Employment Term, the Company shall maintain registrations on Form S-8 and/or another applicable form.

         6. EMPLOYEE BENEFITS.

         (a) BENEFIT PLANS. The Executive shall be entitled to participate in any employee benefit plan of the Company including, but not limited to, equity, pension, thrift, profit sharing, medical coverage, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with his positions. Except as otherwise provided herein, the Executive's prior service with Citigroup shall be recognized for eligibility and vesting purposes under any of the Company's or its affiliates' equity compensation and benefit plans, including, but not limited


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to, being classified as a "retiree." Except as otherwise provided in this
Agreement, any vesting under the Company's equity compensation and benefit plans shall be subject to and in accordance with the terms of the applicable plan or program.

         (b) VACATIONS. The Executive shall be entitled to an annual paid vacation in accordance with the Company's policy applicable to senior executives, but in no event less than four weeks per calendar year (as prorated for partial years and accrued, but not used, with respect to prior years), which vacation may be taken at such times as the Executive elects with due regard to the needs of the Company.

         (c) PERQUISITES. The Company shall provide to the Executive, at the Company's cost, all perquisites to which other senior executives of the Company are generally entitled to receive and such other perquisites which are suitable to the character of the Executive's position with the Company and adequate for the performance of his duties hereunder. To the extent legally permissible, the Company shall not treat such amounts as income to the Executive.

         (d) BUSINESS AND ENTERTAINMENT EXPENSES. Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company's expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of his duties hereunder.

         (e) OFFICE SPACE/TRAVEL.

                  (i) During the Employment Term, the Company shall provide the Executive with suitable, furnished offices (and staff) in New York and/or Connecticut for use in connection with the business of the Company.

                  (ii) The parties recognize that, for security purposes, it will be necessary for the Executive to travel by private aircraft for business and personal purposes and shall make appropriate arrangements with regard thereto. The Company shall fully gross up for tax purposes any deemed income to the Executive arising pursuant to use of such aircraft for business purposes, so that the economic benefit is the same to the Executive as if such use was provided on a non-taxable basis to the Executive.

         7. TERMINATION. The Executive's employment and the Employment Term shall terminate on the first of the following to occur:

         (a) DISABILITY. Upon 30 days written notice by the Company to the Executive of termination due to Disability, while the Executive remains Disabled, but only after the Executive has been Disabled and unable to perform his material duties for at least six consecutive months. For purposes of this Agreement, "Disability" or "Disabled" shall be determined in accordance with the terms and procedures of the Company's applicable Long Term Disability Plan, except with respect to any termination of employment provision contained therein.

         (b) DEATH. Automatically on the date of death of the Executive.


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         (c) CAUSE. Immediately upon written notice by the Company to the
Executive of a termination for Cause, provided that such notice is given within 90 days after the discovery of the Cause event by the Chairman of the Audit Committee of the Board or Chairman of the Compensation Committee of the Board. "Cause" shall mean (i) the willful misconduct of the Executive with regard to the Company that is materially injurious to the Company, provided, however, that no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company; (ii) the willful and continued failure of the Executive to attempt to substantially perform the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) which failure is not remedied within 15 business days of written notice from the Company specifying the details thereof; or (iii) the conviction of the Executive of (or the pleading by the Executive of nolo contendere to) any felony (other than traffic related offenses or as a result of vicarious liability).

         Notwithstanding the foregoing, following the Distribution, the Executive shall not be deemed to have been terminated for Cause without (i) advance written notice provided to the Executive not less than 14 days prior to the date of termination setting forth the Company's intention to consider terminating the Executive, including a statement of the date of termination and the specific detailed basis for such consideration for Cause; (ii) an opportunity of the Executive, together with his counsel, to be heard before the Board during the 14 day period ending on the date of termination; (iii) a duly adopted resolution of the Board, after such opportunity, stating that in accordance with the provisions of the next to the last sentence of this Section 7(c), that the actions of the Executive constituted Cause and the basis thereof; and (iv) a written determination provided by the Board setting forth the acts and omissions that form the basis of such termination of employment. Any determination by the Board hereunder shall be made by the affirmative vote of at least a two-thirds majority of the members of the Board (other than the Executive). Any purported termination of employment of the Executive by the Company following the Distribution which does not meet each and every substantive and procedural requirement of this Section 7 shall be treated for all purposes under this Agreement as a termination of employment without Cause.

         (d) WITHOUT CAUSE. Upon written notice by the Company to the Executive of an involuntary termination without Cause, other than for death or Disability.

         (e) GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason. "Good Reason" shall mean, without the express written consent of the Executive, the occurrence of any of the following events unless such events are fully corrected in all material respects by the Company within 30 days following written notification by the Executive to the Company that he intends to terminate his employment hereunder for one of the reasons set forth below:

                  (i) any reduction or diminution (except temporarily during any period of Disability) in the Executive's then titles or positions, or a material reduction or


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         diminution in the Executive's then authorities, duties or
         responsibilities or reporting requirements with the Company, including but not limited to a failure to elect the Executive to the Board or removal of the Executive from the Board; or

                  (ii) a material breach by the Company of any provisions of this Agreement, including, but not limited to, any reduction in any part of the Executive's then compensation (including Base Salary) or benefits or any failure to timely pay any part of Executive's compensation (including Base Salary and bonus, if any) or to provide the benefits contemplated herein; or

                  (iii) the failure of the Company to obtain and deliver to the Executive a satisfactory written agreement from any successor to the Company to assume and agree to perform this Agreement.

         (f) WITHOUT GOOD REASON. Upon written notice by the Executive to the Company of the Executive's voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

         (g) NO DISTRIBUTION BY JUNE 1, 2003. The Employment Term may be terminated by either party as provided in Section 2 in the event that there is no Distribution by June 1, 2003.

         8. CONSEQUENCES OF TERMINATION.

         (a) DISABILITY. Upon such termination, the Company shall pay or provide the Executive (i) any unpaid Base Salary through the date of termination and any accrued vacation; (ii) any unpaid bonus as declared or, if not then declared, as determined by the Board in good faith, with respect to the performance year ending preceding the date of termination; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; (iv) a pro-rata portion of the Executive's bonus for the performance year in which the Executive's termination occurs (determined by multiplying the amount the Executive would have received had employment continued through the end of the performance year, as determined by the Board in good faith, by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365); and (v) all other payments, benefits or fringe benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, "Accrued Benefits"). If the Executive's employment should be terminated pursuant to Section 7(a), the numerator in the calculation of the pro-rata portion of the Executive's bonus under Section 8(a)(iv) shall exclude any period during which the Executive is classified by the Company as an inactive employee.

         (b) DEATH. In the event the Employment Term ends on account of the Executive's death, the Executive's estate shall be entitled to any Accrued Benefits.


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         (c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON, ETC. If the
Executive's employment should be terminated (v) by the Company for Cause, or (w) by the Executive without Good Reason, or (x) upon expiration of the Employment Term on the fifth anniversary of the Effective Date, or (y) upon Executive's retirement or (z) pursuant to Section 7(g), the Company shall pay to the Executive any Accrued Benefits (other than those described in Sections 8(a)(ii) and (iv) if the Executive's employment is terminated by the Company for Cause).

         (d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON AFTER DISTRIBUTION. Except as provided in Section 8(e) below, if the Executive's employment by the Company is terminated at any time after the consummation of the Distribution, but prior to the fifth anniversary of the Effective Date (x) by the Company other than for Cause or (y) by the Executive for Good Reason, the Company shall pay or provide the Executive with (i) Accrued Benefits; and (ii) shall pay to the Executive a lump sum in cash within 30 days of the date of termination in an amount equal to the product of (A) the sum of (1) the Base Salary and (2) the highest annual bonus paid or payable to the Executive for the three performance years prior to the date of termination (or such lesser number of performance years as shall actually have been completed prior to the date of termination) multiplied by (B) two. For purposes of the foregoing, no bonus paid or payable with respect to performance years beginning before January 1, 2002 shall be taken into account for purposes of determining the lump sum payment payable pursuant to this Section 8(d).

         (e) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON IMMEDIATELY PRIOR TO OR FOLLOWING A CHANGE OF CONTROL WHICH OCCURS AFTER DISTRIBUTION. If the Executive's employment by the Company is terminated (x) by the Executive for any reason (whether with or without Good Reason) during the period beginning on the six-month anniversary of a Change in Control which occurs after Distribution (as defined in the Stock Incentive Plan) and ending 60 days thereafter, (y) by the Company without Cause or by the Executive for Good Reason at any time during the period beginning on the date of the Change in Control which occurs after Distribution and ending on the second anniversary of the Change in Control or
(z) by the Company without Cause or by the Executive for Good Reason at any time during the period beginning on the later of (A) the date six months prior to a Change in Control or (B) the date of the Distribution and ending immediately prior to the Change in Control, then the Company shall pay or provide the Executive with (i) Accrued Benefits and (ii) shall pay to the Executive a lump sum in cash within 30 days of the date of termination in an amount equal to the product of (A) the sum of (1) the Base Salary in effect immediately prior to termination and (2) the highest annual bonus paid or payable to the Executive for the three performance years prior to the date of termination (or such lesser number of performance years as shall actually have been completed prior to the date of termination) multiplied by (B) three. Payments and benefits provided under this Section 8(e) shall be in lieu of the payments and benefits provided under Section 8(d) and, to the extent any amounts are paid or provided under
Section 8(d), payments and benefits provided under this Section 8(e) shall be offset or reduced. For purposes of the foregoing, no bonus paid or payable with respect to performance years beginning before January 1, 2002 shall be taken into account for purposes of determining the lump sum payment payable pursuant to this Section 8(e).


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         (f) Any termination payments made and benefits provided under this
Agreement to the Executive shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates.

         9. RELEASE. Any and all payments made and benefits provided under this Agreement to the Executive upon termination of employment including but not limited to, those referenced in subparagraphs 5(b) or paragraph 8 shall be contingent upon the full execution of a general release of all claims by the Executive against the Company and its affiliates in a form substantially in the form of Exhibit A hereto and mutually agreed upon by the Executive and the Company. Accrued Benefits other than those described in Sections 8(a)(ii) and
(iv) shall not be contingent on the execution of such release.

         10. EXCISE TAX. In the event that the Executive becomes entitled to payments and/or benefits which would constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, the provisions of Exhibit B shall apply.

         11. NO ASSIGNMENTS.

         (a) This Agreement is personal to each of the parties hereto. Except as provided in Section 11(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.

         (b) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         (c) This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

         12. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand,
(ii) on the date of transmission, if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following


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the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:

                  At the address (or to the facsimile number) shown on the records of the Company

                  If to the Company:

                  Travelers Property Casualty Corp.
                  1 Tower Square
                  Hartford, Connecticut 06183
                  Attention: Corporate Secretary
                  Facsimile: 860.277.8123

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         13. (a) CONFIDENTIALITY. The Executive acknowledges that in his employment hereunder he will occupy a position of trust and confidence. The Executive shall not, except as in good faith deemed necessary or desirable by the Executive to perform his duties hereunder, or as required by applicable law or legal process, without limitation in time or until such information shall have become public or known in the Company's industry other than by the Executive's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective employees, clients and customers that is not disclosed by the Company for financial reporting purposes and that was learned by the Executive in the course of his employment by the Company, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.

         (b) NON-SOLICITATION OF EMPLOYEES. The Executive recognizes that he possesses and will possess confidential information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company. The Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company. The Executive agrees that, during the Employment Term and for the one year period thereafter, he will not, directly or indirectly, solicit or recruit any non-administrative or non-clerical employee of the Company whose W-2 earnings for the immediately preceding calendar year were $200,000 or above for the purpose of being employed by him or by any competitor of the Company on whose behalf he is acting as an agent, representative or employee.


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         (c) NON-SOLICITATION OF CUSTOMERS. The Executive recognizes that he possesses and will possess confidential and proprietary business information about customers of the Company and that the customer information he possesses and will possess is not generally known, is of substantial value to the Company in developing its business and securing and retaining customers, and will be acquired by him because of his business position with the Company. The Executive agrees that, during the Employment Term and for the one-year period thereafter, he will not personally solicit or induce any customers of the Company with whom he had contact during his employment with the Company to divert any portion of its business with the Company to another person or entity or direct that such customers be targeted for diversion as a result of (i) his prior relationship with them on behalf of the Company or (ii) an effort targeted primarily at customers of the Company.

         (d) EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

         (e) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 13 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

         (f) SURVIVAL OF PROVISIONS. Without effect as to the survival of other provisions of this Agreement intended to survive the termination or expiration of the Executive's employment, the obligations contained in this Section 13 shall survive the termination or expiration of the Executive's employment with the Company and shall be fully enforceable thereafter.

         14. COORDINATION. With regard to the equity grants, payments and benefits described in this Agreement (the "Contract Rights") the provisions of this Agreement, to the extent that they are more favorable to the Executive (other than accelerated vesting upon the Executive's retirement prior to the third anniversary of the IPO),shall control over any provisions to the contrary in any plan, program, or equity grant applicable to the Executive. The Company shall not impose any restrictions not contained in this Agreement on the Contract Rights, and shall not condition any future equity grants, payments, or benefits not contemplated by this Agreement upon the Executive's agreement to any additional restrictions on the Contract Rights. However, nothing shall limit the Company's discretion to include any new or different terms, conditions, or restrictions in any future equity grant, payment or benefit to the Executive not contemplated by this Agreement.

         15. ATTORNEY'S FEES.


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         (a) In the event of any dispute arising out of or under this Agreement or the Executive's employment with the Company and the arbitrator determines that the Executive has prevailed on the issues in the arbitration, the Company shall, upon presentment of appropriate documentation, promptly, at the Executive's election, pay or reimburse the Executive for all reasonable legal and other professional fees, costs of arbitration and other expenses incurred in connection therewith by the Executive.

         (b) The Company shall promptly pay the Executive's reasonable costs of entering into this Agreement, including the reasonable fees and expenses of his counsel.

         (a) The Company shall gross up for tax purposes any deemed income to the Executive arising pursuant to the payments provided under this Section 15, so that the economic benefit is the same to the Executive as if such payments were provided on a non-taxable basis to the Executive. Payments pursuant to this
Section 15 shall be made on a current ongoing basis.

         16. SECTION HEADINGS. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

         17. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         18. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

         19. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief under Section 13(d) hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Nothing herein shall limit either the right of the Company or the Executive to seek injunctive relief in a court of applicable jurisdiction.

         20. INDEMNIFICATION. In addition to any other rights of indemnification of the Executive, the Company hereby covenants and agrees to promptly indemnify the Executive (or, in the event of his death, his heirs, executors, administrators or legal representatives) and hold him harmless to the fullest extent permitted by law against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney's fees), penalties, fines, settlements, losses, and damages resulting from, or in connection with, the Executive's employment with, and serving as a director of, the Company, including but not limited to as an officer and director of any subsidiary or as a fiduciary of any employee benefit plan. The Company, within 10 days of presentation of invoices, shall advance to the Executive reimbursement of all legal fees and disbursements reasonably incurred by the Executive in connection with any potentially indemnifiable matter; provided, however, that to the extent required by applicable law, in order to receive such advanced fees and disbursements, the Executive must first sign an undertaking reasonably satisfactory to the Company that he will promptly repay the Company all advanced fees and disbursements in the event it is finally determined in accordance with law that the Executive cannot be indemnified for the matter at issue under applicable law. The burden of proving that indemnification of the Executive is not permissible at law shall be on the Company.

         21. LIABILITY INSURANCE. The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists (but no less than six years), after the term of this Agreement in the same amount and to the same extent, if any, as the Company covers its other officers and directors.

         22. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

         23. FULL SETTLEMENT. Except as set forth in this Agreement, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer.

         24.      REPRESENTATIONS.

         (a) The Company represents and warrants that there is no legal or other impediment or limitation to the Company's performance of its obligations.

         (b) The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him form entering into this Agreement or performing all of his obligations hereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                              TRAVELERS PROPERTY CASUALTY CORP.

                                              By:    /s/ James M. Michener
                                                    ----------------------------
                                              Title: General Counsel
                                                    ----------------------------

                                              ROBERT I. LIPP

                                              /s/ Robert I. Lipp
                                              ---------------------------------

                                    EXHIBIT A

                                 FORM OF RELEASE


         Agreement and General Release ("Release"), by and between Robert I. Lipp ( "your" or "you") and Travelers Property Casualty Corp. ("TAPCO").

1. Pursuant to your Employment Agreement with TAPCO dated as of March 7, 2002 ("Employment Agreement"), your [termination/retirement] will be effective at the close of business on ___________, 200_ ("Termination or Retirement Date").

2. You agree that as of the Effective Date of this Agreement (defined in Paragraph 15) you will resign as an officer, director, or member of any internal and any outside directorships, memberships, or other affiliations in which you participate as a representative of TAPCO [to the extent not remaining in such capacity].

3. Following your Termination or Retirement Date you will receive information as to COBRA elections from the COBRA administrator for certain benefits (i.e., medical and dental) that you may wish to continue.

4. In consideration for the payments and benefits provided under the Employment Agreement upon your [termination/retirement] pursuant to Sections 5(b) and 8 of the Employment Agreement, you, on your behalf, and on behalf of your agents, assignees, attorneys, heirs, executors, and administrators (collectively referred to as "Releasors"), covenant not to sue and release TAPCO, its past and present parents, affiliates, successors, assigns, subsidiaries, divisions, and related business entities (collectively referred to as the "Company") and its or their current or former officers, directors, shareholders, employees, agents and representatives (collectively referred to as "Releasees") from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, controversies, agreements, promises, damages, pay, bonus, stock, stock options, costs, expenses, attorneys' fees, and remedies of any type that Releasors may have by reason of any matter, cause, act or omission including, but not limited to, those arising out of or in connection with your employment with or separation from the Company. This covenant not to sue and general release shall apply to all disputes, claims, liens, injuries and damages, whether known or unknown, occurring at any time on or before the Effective Date of this Agreement and includes, but is not limited to, a full release of:

         - any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Act of 1866, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification

               Act of 1989, the New York State Human Rights Law, the New York City Human Rights Ordinance, and the Connecticut Human Rights and Opportunities Law, and

         - any other federal, state, or local statute or regulation regarding employment, employment discrimination, termination of employment, retaliation, equal opportunity, and wage and hour.


         You specifically understand that you are releasing, among other claims, claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability, and any other legally protected categories as well as other compensation-related claims. This also includes a release of any claims for breach of contract, any tortious act or other civil wrong, attorneys' fees, and all compensation and benefit claims including without limitation claims concerning salary, bonus, and any awards, grants or purchases under any equity and incentive compensation plan or program including but not limited to Capital Accumulation Plan or similar plan, and any separation pay plan maintained by the Company or any of its affiliates or subsidiaries. You acknowledge that this release is intended to include, without limitation, all claims known or unknown that you have or may have against the Company and Releasees through the Effective Date of this Agreement, including but not limited to those which arise out of or relate to your employment with or separation from the Company. Notwithstanding anything herein, you expressly reserve and do not release (a) your rights under any applicable pension plan or any other employee benefit plan (other than any equity compensation plan), under any vacation or sick leave policy or under COBRA, (b) your vested rights to any equity under any equity compensation plan, (c) claims arising after the Effective Date of this Agreement, or with respect to the enforcement of this Agreement, (d) your rights of indemnification or contribution to which you were entitled immediately prior to the Termination or Retirement Date under the Company's By-laws, the Company's Certificate of Incorporation or otherwise with regard to your service as an officer or director of the Company or your service as a fiduciary with regard to any employee benefit plan, including, without limitation, pursuant to Section 20 of the Employment Agreement, (e) your rights as a stockholder or (f) your rights under Sections 10 and 21 of the Employment Agreement.

5. In consideration of the covenants and undertakings set forth herein, the Company hereby covenants not to sue and releases you from liability for any and all acts or omissions including but not limited to, those occurring during or in connection with your employment with or separation from the Company or as a stockholder of the Company. This covenant not to sue and general release shall apply to all disputes, claims, liens, injuries and damages, whether known or unknown, occurring at any time on or before the Effective Date of this Agreement. This release and covenant not to sue shall not apply to any breach of this Agreement or any claims against you by the Company for any debt or credit obligations including but not limited to any insurance, loan, mortgage, or credit card debt owed by you to the Company.

6.       (a)   You represent that you have not and will not file, directly or indirectly, any claims against the Company or the Releasees in any court, administrative agency, or arbitration, concerning any claims released herein.


         (b) In the event that you have filed, directly or indirectly, claims against the Company or Releasees in any forum which are released herein, you agree to notify James Michener, Esq., Travelers Property Casualty Corp., 1 Tower Square, Hartford, Connecticut 06183, and to withdraw with prejudice any such claims before signing this Agreement. You acknowledge and agree that you are not eligible to receive the payments and benefits set forth in
               Section 5(b) or 8 of the Employment Agreement prior to such withdrawal.

7. To the extent permitted by applicable law, you agree not to participate or assist in any action, complaint, charge, claim, or proceeding against the Company or the Releasees of any kind on behalf of any other person or entity (except pursuant to a court order, in response to a valid subpoena, or as requested by the Company or its attorneys) with regard to matters relating to your period of employment with the Company. You further agree that you will not seek or accept any award, judgment or settlement from any source or proceeding against the Company or the Releasees with respect to any claim or right arising from any act, omission, transaction, or occurrence through the Effective Date of this Agreement released herein.

8. Nothing contained in this Agreement is intended to prohibit or restrict you from providing truthful information concerning your employment or the Company's business activities to any government, regulatory or self-regulatory agency.

9. Subject to your reasonable business commitments, you agree to reasonably cooperate with the Company and its counsel with regard to any past, present, or future legal matters which relate to or arise out of the business you conducted on behalf of the Company. You will be entitled to your reasonable actual out-of-pocket expenses incurred in connection with providing such cooperation, including reasonable travel and reasonable attorneys' fees, following submission of appropriate documentation.

10. The terms of this Agreement are not an admission of liability or wrongdoing by either you or the Company.

11. You agree to return to the Company all documents, correspondence, memoranda, disks, audio or video tapes, written and other files, notes, manuals, handbooks, and account records (whether stored electronically or otherwise) in your possession, including but not limited to Confidential Information as defined in your Employment Agreement, upon the execution of this Agreement. Your "possession" includes any person or entity to whom you may have given such information other than in connection with the performance of your duties for the Company.

12. Except with respect to Paragraph 4 above, the invalidity or unenforceability of any provision of this Agreement shall have no effect upon and shall not impair the validity or enforceability of any other provision of this Agreement.

13. This Agreement shall be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters including without limitation validity, construction, effect, performance, and remedies.

14. You acknowledge that: (i) you have read and understand each of the provisions of this Agreement; (ii) you have consulted with an attorney prior to executing this Agreement; (iii) you have been given twenty-one
         (21) days from your receipt of this Agreement to review it and to consider your decision to sign it; (iv) you are entering into this Agreement of your own free will; and (v) this Agreement is not intended to be a prospective waiver of claims arising after the Effective Date of this Agreement.

15.      This Agreement shall not become effective or enforceable until eight
         (8) days following its execution by you ("Effective Date") during which time you or the Company may revoke this Agreement by notifying James Michener, Esq., at the address above, in writing.

16. Notwithstanding anything in this Agreement, the provisions in your Employment Agreement which are intended to survive termination of your Employment Agreement, including but not limited to those contained in
         Section 13 thereof, shall survive and continue in full force and effect.




Travelers Property Casualty Corp.          Agreed to and accepted by:


------------------------------------       -------------------------------------
By:   [Name]                               Robert I. Lipp


------------------------------------       -------------------------------------
Date                                       Date

                                    EXHIBIT B

                               GROSS-UP PROVISIONS

         (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any affiliate, any person whose actions result in a change of ownership or effective control of the Company covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control of the Company (a "Payment") would be subject to the excise tax imposed by Section 4999 of the code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) Subject to the provisions of paragraph (c), all determinations required to be made under this Exhibit B, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm shall be jointly selected by the Company and the Executive and shall not, during the two years preceding the date of its selection, have acted in any way on behalf of the Company or its affiliated companies. If the Company and the Executive cannot agree on the firm to serve as the Accounting Firm, then the Company and the Executive shall each select a nationally recognized accounting firm and those two firms shall jointly select a nationally recognized accounting firm to serve as the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit B, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (c) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

         (c) The Executive shall notify the company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he or she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                  (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided the Executive shall not be required by the Company to agree to any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due unless such extension is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) hereof, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph (c) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         (e) If, pursuant to regulations issued under Section 280G or 4999 of the Code, the Company and the Executive were required to make a preliminary determination of the amount of an excess parachute payment and thereafter a redetermination of the Excise Tax is required under the applicable regulations, the parties shall request the Accounting Firm to make such redetermination. If as a result of such redetermination an additional Gross-Up Payment is required, the amount thereof shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the redetermination of the Excise Tax results in a reduction of the Excise Tax, the Executive shall take such steps as the Company may reasonably direct in order to obtain a refund of the excess Excise Tax paid. If the Company determines that any suit or proceeding is necessary or advisable in order to obtain such refund, the provisions of paragraph (c) hereof relating to the contesting of a claim shall apply to the claim for such refund, including, without limitation, the provisions concerning legal representation, cooperation by the Executive, participation by the Company in the proceedings and indemnification by the Company. Upon receipt of any such refund, the Executive shall promptly pay the amount of such refund to the Company. If the amount of the income taxes otherwise payable by the Executive in respect of the year in which the Executive makes such payment to the Company is reduced as a result of such payment, the Executive shall, no later than the filing of his income tax return in respect of such year, pay the amount of such tax benefit to the Company. In the event there is a subsequent redetermination of the Executive's income taxes resulting in a reduction of such tax benefit, the Company shall, promptly after receipt of notice of such reduction, pay to the Executive the amount of such reduction. If the Company objects to the calculation or recalculation of the tax benefit, as described in the preceding two sentences, the Accounting Firm shall make the final determination of the appropriate amount. The Executive shall not be obligated to pay to the Company the amount of any further tax benefits that may be realized by him or her as a result of paying to the Company the amount of the initial tax benefit.


                                       3